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E*TRADE FINANCIAL CORPORATION
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CEO Quarterly Update Video to E*TRADE Employees – July 2009

Below is the script from an internal quarterly update video from E*TRADE FINANCIAL Corp. CEO Don Layton to E*TRADE employees.

Q2 in Review

Hello E*TRADE.  Today, with second quarter earnings under our belt, I come to you energized and optimistic.

We posted a truly notable quarter.  Our core customer business continues to thrive, while our loan portfolio shows meaningful improvement.  And our capital issues are becoming very manageable, thanks to the successful capital raise and pending debt exchange.

Let’s start with the core business.  Our back-to-basics approach and our focus on the customer franchise is paying off.  In Q2 we hit a record number of DARTs for the second time in three quarters — 221,000.  We gained 54,000 net new brokerage accounts — the most profitable type for E*TRADE — ending the period with both record numbers of brokerage accounts, as well as total accounts.

We continue to take market share from traditional brokerage firms as investors leave firms that charge hefty fees for what turns out to have been “follow the market” advice.  At the same time, our attrition rate has decreased from a year ago — a testament to your hard work to improve service quality.  And as shown by our strong customer metrics, you all have been doing a great job making sure that E*TRADE is getting its fair share of the business, growing right along with our online competitors.

I want to emphasize that our results this quarter don’t just stem from riding the markets’ wave. With your hard work, E*TRADE continues to make meaningful progress in improving our capabilities and competitiveness, with a commitment to excellence and discipline in execution.

This quarter, we gave long-term investors the Investor Resource Center and Online Advisor; and we improved our offering for sophisticated and active traders with MobilePro for iPhone.  These solutions are gaining traction with customers already.  Earlier this month, the Apple App Store named MobilePro one of its “favorite apps,” the only trading application to achieve this honor.  Since its launch in May, the Investor Resource Center has been visited over half a million times by customers. And in its first month, the Online Advisor tool guided 2,000 portfolio recommendations.

At the same time, we continue to address top customer dissatisfiers — reducing account maintenance fees and improving deposit hold times.  Recent customer surveys show that, collectively, customers rated their satisfaction with E*TRADE higher than ever.  Clearly our intensified focus on service quality continues to pay off.

Moving to the balance sheet, Q2 was another consecutive quarter of meaningful improvement in credit quality.  We continue to assert that our loan portfolio is further advanced in the credit cycle than the broader industry — and the improvement in portfolio special-mention and at-risk delinquencies leads us to believe that Q2 represents the peak in charge-offs.

We were able to reduce provision for loan losses for the third quarter in a row — this time by $49 million.  Over the last three quarters, we’ve cut provision by more than $100 million since its peak in Q308.

However, while credit has improved incrementally, it is simply too early to declare the issues fully behind us.  Provision for loan losses, while declining nicely, is however still high enough that we are running a bottom-line loss.

Now, let’s turn to capital.

Our successful equity raise of more than $600 million in gross proceeds significantly strengthened our balance sheet.  As a result, E*TRADE Bank’s capital ratios are now significantly stronger than they were at the beginning of the year and will help ensure that we remain above the well capitalized thresholds as defined by our regulators — even under weaker economic conditions than are expected.

Equally important, assuming completion, our pending debt exchange for $1.7 billion will cut our cash interest payments at the Parent company by more than half.

Needless to say, I am pleased with the results of our re-capitalization to-date.  The success demonstrates that investors see the strong franchise value and growth potential of our online brokerage business, that they see credit issues declining and becoming manageable, and that they see that our recapitalization gives our Bank a balance sheet strong enough to carry it through the rest of the credit cycle.

In other words, perception of E*TRADE is most definitely changing for the better.

A Look Ahead

I believe that down the line, we will remember this as a turning point for E*TRADE.   Once again E*TRADE has proven itself a true competitor — and each of you should be proud of the work you have diligently done to be certain that we beat the odds.

As we launch into the second half of the year, we continue to be conservative with our outlook.  Though first half transaction performance was impressive, including the record DARTs this quarter, we have begun the always-anticipated seasonal summer slowdown.

Just as we did in the first half of the year, we all must continue to manage expenses aggressively and to therefore be well positioned to take advantage of any upside.  I want to thank all of you for continuing to practice disciplined expense management, keeping down those costs that are within your control.

Already we are realizing significant cost savings across all businesses by reviewing and renegotiating our vendor relationships.  We are also maximizing use of our real estate assets to generate additional savings.

These initiatives are generating real dollars that can be reinvested in our core customer business.

Now, our priorities for the remainder of the year for the customer franchise.  (1)  Keep improving service quality.  (2)  Keep the product pipeline full and producing, and (3) Improve our execution and efficiency in general.

As an example, many of you are involved in our full product development pipeline.  Some key new launches are gearing up.  First, our highly-anticipated online version of Equity Edge, a comprehensive, on-demand stock plan management toolset for Corporate Services clients.  Second, many of you are also working toward the launch of a portfolio margin accounting system, which will give our sophisticated investor customers more flexibility in how they manage risk and leverage capital by providing more accurate margin requirements.

Now for the question on all of our minds — when will E*TRADE return to profitability?  Our core business operations remain consistently profitable; therefore any predictions about the Company’s return to profitability are almost entirely a function of the loan losses that we will incur.  With respect to our loan loss projections, while we expect that our level of provisioning will continue to decline, we just cannot forecast the exact timeframe of when they will decline enough for the Company to have a profit.

But, the building blocks are firmly in place to get there.  And this means the focus of management can move away from an undue concentration on issues of capital generation and credit — and move even more toward ensuring long-term success for our customers and our shareholders, as well as for our employees.

The New E*TRADE

As time passes and I get to know more of you within the company, I see so many employees go above and beyond your job responsibilities to make things happen at E*TRADE.  So many of you embody the I-C-E principles: innovation, customer-centricity and execution.

I want each of you to think about the impressive work your colleagues are doing.  As you know, we have launched “The Chairman’s Award,” a new internal recognition program that will reward remarkable employees at the Associate through Senior Manager levels.  The Award relies on peer-level nominations, and aims to reinforce the core company I-C-E values.

The participation of employees is key to making this program a success.  I encourage eligible employees to nominate a peer who inspires, motivates, and executes — an all-around MVP.

In closing, I thank you sincerely for the work you do at E*TRADE.  I know that it has been a long and challenging road.  But this quarter’s results show that there is most assuredly light at the end of the tunnel.

Let me emphasize this again — the opportunity to grow the online brokerage business here is fantastic.

Thank you.

Forward-Looking Statements. The statements contained in this employee video script that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially.  Such statements include those relating to loan portfolio and delinquency trends, the ability of the Company to reduce balance sheet risk, the Company’s expectation that the amount of its quarterly provision will drop below quarterly charge-offs later this year and the belief that quarterly charge-offs peaked this quarter, the ability of the Company to remain above the well capitalized thresholds as defined by the Company’s regulators, the Company’s expectation that capital issues are becoming manageable and the ability of the Company to complete the Exchange Offer and reduce annual interest expense.  The uncertainties and risks include, but are not limited to, potential negative regulatory consequences resulting from actions by the Office of Thrift Supervision or other regulators, potential failure to obtain regulatory and shareholder approval for the Exchange Offer and related matters.  Additional uncertainties and risks affecting the business, financial condition, results of operations and prospects of the Company include, but are not limited to, potential changes in market activity, anticipated changes in the rate of new customer acquisition, the conversion of new visitors to the site to customers, the activity of customers and assets held at the institution, seasonality, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, rising mortgage interest rates, tighter mortgage lending guidelines across the industry, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs, the development and enhancement of products and services, competitive pressures (including price competition), system failures, economic and political conditions, including changes to the U.S. Treasury’s Troubled Asset Relief Program, changes in consumer behavior and the introduction of competing products having technological and/or other advantages.  Further information about these risks and uncertainties can be found in the “Risk Factors” section of our prospectus supplements dated June 18 and July 2, 2009, and in the information included or incorporated in the annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K previously filed by E*TRADE FINANCIAL Corporation with the SEC (including information under the caption “Risk Factors”).  Any forward-looking statement included in this employee video script speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

Proxy Statement. In connection with the Special Meeting of Shareholders, E*TRADE FINANCIAL Corporation filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  Shareholders are advised to read the definitive proxy statement because it contains important information about the proposals to be presented and voted upon.  Shareholders may also obtain a copy of the definitive proxy statement and any other relevant documents filed by E*TRADE FINANCIAL Corporation for free at the SEC web site at www.sec.gov.  The definitive proxy statement and other documents also may be obtained for free from E*TRADE FINANCIAL Corporation, Attn: Corporate Secretary, 135 East 57th Street, New York, New York, 10022.

E*TRADE FINANCIAL Corporation and its directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies and voting instructions for the 2009 Special Meeting of Shareholders.  Information concerning the interests of these persons, if any, in the matters to be voted upon is set forth in the proxy statement.